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                          FOURTH AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                OF STENTOR, INC.

      Stentor, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

      1. The name of the corporation is Stentor, Inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on November 6, 1998 under the same name.

      2. Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

      3. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby amended and restated in its entirety to read as follows:

      FIRST. The name of the corporation is Stentor, Inc. (the "Corporation").

      SECOND. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, county of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

      THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      FOURTH. Corporation is authorized to issue two classes of shares to be designated respectively Common Stock and Preferred Stock. The total number of shares of Common Stock the Corporation shall have authority to issue is twenty million (20,000,000) with par value of $0.01 per share. The total number of shares of Preferred Stock the Corporation shall have authority to issue is five million three hundred fifty five thousand five hundred thirty eight (5,355,538) with a par value of $0.01 per share. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any Series of the Preferred Stock and

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to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued Series of the Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any Series of the Preferred Stock, to increase or decrease (but not below the number of shares of any such Series then outstanding) the number of shares of any such Series subsequent to the issue of shares of that series. The Preferred Stock shall consist of the Series designated (i) Series A Preferred ("Series A Preferred") consisting of 200,000 shares, (ii) Series B Preferred Stock ("Series B Preferred") consisting of 1,031,400 shares, (iii) Series C Preferred Stock ("Series C Preferred") consisting of 3,000,000 shares and (iv) Series D Preferred Stock ("Series D Preferred") consisting of 1,124,138 shares.

      FIFTH. The relative rights, preferences, privileges and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

1. Dividends. The holders of outstanding Series A Preferred, Series B Preferred and Series C Preferred shall be entitled to receive in any fiscal year, when, if and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at an annual rate of (i) $0.04 per share of Series A Preferred, (ii) $0.40 per share of Series B Preferred and (iii) $0.534 per share of Series C Preferred, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares. Such dividends shall be payable, when, as and if declared by the Board of Directors. The right to such dividends shall not be cumulative, and no right shall accrue to holders of Series A Preferred, Series B Preferred or Series C Preferred by reason of the fact that dividends on such shares were not declared in any prior year, nor shall any undeclared or unpaid dividends bear or accrue interest. Dividends may be declared or paid upon shares of Common Stock in any fiscal year of the Corporation only if dividends at the annual rates set forth above shall have been paid or declared and set apart upon all shares of Series A Preferred, Series B Preferred and Series C Preferred for such fiscal year. Any declared but unpaid dividends on Series A Preferred, Series B Preferred or Series C Preferred shall be paid upon the conversion of such shares into Common Stock either (at the option of the Corporation) by payment of cash or by the issuance of additional shares of Common Stock based upon the fair market value of the Common Stock at the time of conversion, as determined by the Board of Directors. Notwithstanding the foregoing, if the dividends described above are to be paid to any holder of Preferred Stock that is a licensed Small Business Investment Company ("SBIC"), such dividends may only be paid from the Corporation's current and retained earnings.

2. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

      a. The holders of the (i) Series A Preferred, (ii) Series B Preferred,
(iii) Series C Preferred, and (iv) Series D Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, the amount of (i) $0.50 per share for each share of Series A Preferred then held by them, (ii) $5.00 per share for each share of Series B Preferred then held by them, (iii) $6.67 per share for each share of Series C Preferred then held by them, and (iv) $13.34 per share for each share of Series D Preferred then held by them, adjusted for any combinations,

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consolidations, subdivisions, or stock dividends with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends on the Preferred Stock (the "Preferred Per Share Liquidation Preference"). If the assets and funds thus distributed among the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive. After payment has been made to the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred of the full amounts to which they shall be entitled, as aforesaid, the holders of the Common Stock shall be entitled to receive ratably on a per share basis all the remaining assets. Notwithstanding the foregoing, if the unpaid dividends described above are to be paid to any holder of Preferred Stock that is an SBIC, such unpaid dividends may only be paid from the Corporation's current and retained earnings.

      b. For the purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, a "Company Sale" (as hereafter defined). A "Company Sale" means any
(i) consolidation or merger of the Corporation with or into any other corporation or other entity or person, or other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than 50% of the Corporation's voting power immediately after such consolidation, merger or reorganization,
(ii) sale, lease or other disposition of all or substantially all of the assets of the Corporation, or (iii) sale, transfer or termination of substantially all of the corporation's rights under the License Agreement with the University of Pittsburgh - of the Commonwealth System of Higher Education dated December 21, 1998 shall be treated as a liquidation, dissolution or winding up of the Company.

      c. If any of the assets of the Corporation are to be distributed to the stockholders other than in cash under this Section 2 or for any purpose, then the Board of Directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred or Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Common Stock of the appraiser's valuation. Notwithstanding the above, any securities to be distributed to the stockholders shall be valued as follows:

            i. If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) business days prior to the closing;

           ii. If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three
(3) business days prior to the closing; and

          iii. If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors and the holders of not less than a majority

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of the outstanding shares of Series A Preferred, Series B Preferred, Series C
Preferred and Series D Preferred, provided that if the Board of Directors and the holders of a majority of the outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the Corporation, but acceptable to the holders of a majority of the outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred.

3. Voting Rights.

      a. General. Except as set forth below or otherwise required by law, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Fractional votes by the holders of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred held by each holder could be converted) be rounded to the nearest whole number. Holders of Common Stock, Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation.

      b. Voting for Election of Directors. So long as no fewer than two hundred thousand (200,000) shares of Series A Preferred remain outstanding (as adjusted for stock splits, recombinations or reclassifications), the holders of the Series A Preferred then outstanding shall be entitled to elect one director of this Corporation at each annual election of directors. So long as no fewer than two hundred thousand (200,000) shares of Series B Preferred remain outstanding (as adjusted for stock splits, recombinations or reclassifications), the holders of the Series B Preferred then outstanding shall be entitled to elect one director of the Corporation at each annual election of directors. So long as no fewer than two hundred thousand (200,000) shares of Series C Preferred remain outstanding (as adjusted for stock splits, recombination's or reclassifications), the holders of the Series C Preferred then outstanding shall be entitled to elect one director of this Corporation at each annual election of directors. The holders of the Common Stock then outstanding shall be entitled to elect two directors of the Corporation at each annual election of directors. The remaining director(s) of this Corporation, if any, shall be elected by the affirmative vote or written consent of the holders of a majority of the then outstanding Common Stock, a majority of the then outstanding Series A Preferred, a majority of the then outstanding Series B Preferred and a majority of the then outstanding Series C Preferred, voting separately by series. Any vacancy occurring because of the death, resignation, or removal of a director elected by the holders of Series A Preferred, the Series B Preferred, the Series C Preferred or the Common Stock shall be filled by the vote or written consent of the holders of a majority of the then outstanding shares of the Series A Preferred, the Series B Preferred, the Series C Preferred or the Common Stock, respectively, or in the absence of such action by such holders, by action of the remaining directors then in office. Directors will be elected

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annually and will serve until their successors are elected at the next annual meeting of shareholders or until their earlier removal or resignation. The voting rights granted hereunder shall terminate upon the corporation's initial public offering.

4. Conversion. The holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred have conversion rights as follows (the "Conversion Rights"):

      a. Right to Convert. Each share of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the "Conversion Value" per share of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred by the "Conversion Price" per share for Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred (determined as hereinafter provided) in effect at the time of the conversion. The number of shares of Common Stock into which the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred is convertible is hereinafter referred to as the "Conversion Rate." The initial Conversion Price per share on the Filing Date of (i) Series A Preferred shall be $0.125, (ii) Series B Preferred shall be $1.25, (iii) Series C Preferred shall be $6.67 and (iv) Series D Preferred shall be $13.34. The Conversion Value per share of (i) Series A Preferred shall be $0.50, (ii) Series B Preferred shall be $5.00, (iii) Series C Preferred shall be $6.67 and (iv) Series D Preferred shall be $13.34. The initial Conversion Price per share on the Filing Date as set forth herein shall be subject to adjustment as hereinafter provided.

      b. Automatic Conversion. Each share of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Rate upon either (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at an aggregate offering price to the public of not less than $20,000,000 (after deduction of underwriter commissions and offering expenses) which price shall be based upon a valuation of the Company of not less than $200 million, or (ii) the affirmative vote or the written consent of holders of sixty-six and two thirds percent (66 2/3%) of the outstanding shares of Series A Preferred, Series B Preferred and Series C Preferred voting together as a class (hereinafter "Required Holders"). In the event of the automatic conversion of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall not be deemed to have converted such Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred until immediately prior to the closing of such sale of securities.

      c. Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Series A Preferred, Series B Preferred, Series C Preferred and Series D

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                  (a) upon conversion of the shares of Series A Preferred,
Series B Preferred and Series C Preferred authorized herein;

                  (b) to officers, directors and employees of, and consultants to, the Corporation pursuant to plans and arrangements approved by the Board up to the maximum number of shares then authorized under such plan or arrangement by the affirmative vote of a majority of the full Board which shall include the affirmative votes of the directors (if any then in office) elected by the Series A Preferred, the Series B Preferred and the Series C Preferred, in each case appropriately adjusted for stock splits, stock dividends, recapitalizations, and similar events;

                  (c) as a dividend or distribution on Series A Preferred, Series B Preferred and Series C Preferred;

                  (d) by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (a), (b), (c), or on shares of Common Stock so excluded.

            ii. Deemed Issuance of additional Shares of Common stock. In the event the Corporation at any time or from time to time after the Filing Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time and without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(d)(iv) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price for such Series in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

               (1) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

               (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it effects such Options or the rights of conversion or exchange under such Convertible Securities;

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Preferred shall be entitled to convert the same into full shares of Common
Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation, or of any transfer agent for the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred and shall give written notice to the Corporation at such office that such holder elects to convert the same provided, however, that in the event of an automatic conversion pursuant to
Section 4(b), the outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after delivery of such certificate, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares to be converted, or in the case of automatic conversion on the date of closing of the offering or the effective date of such written consent, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

      d. Adjustments to Conversion Price for Dilutive Issues.

            i. Special Definitions. For purposes of this Section 4(d), the following definitions shall apply:

               (1) "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

               (2) "Filing Date" shall mean the date this Amended and Restated Certificate of Incorporation is filed with the Delaware Secretary of State.

               (3) "Convertible Securities" shall mean any evidences of indebtedness, shares (other than the Common Stock) or other securities convertible into or exchangeable for Common Stock.

               (4) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(ii), deemed to be issued) by the Corporation, other than shares of Common Stock issued or deemed issued:

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               (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if;

                  (a) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                  (b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

               (4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

               (5) in the case of any Options which expire by their terms not more than 90 days after the date of issue thereof; no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options.

            iii. Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event that this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(ii)) after the Filing Date without consideration or for consideration per share less than the Conversion Price of the Series A Preferred, Series B Preferred and/or Series C Preferred in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price of the Series A Preferred, Series B Preferred and/or Series C Preferred (but not the Series D Preferred), as the case may be, shall be reduced, concurrently with such issue, to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including all shares of Common Stock issuable upon conversion of the outstanding Series A Preferred, Series B Preferred and Series C Preferred) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase

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at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including all shares of Common Stock issuable upon conversion of the outstanding Series A Preferred, Series B Preferred and Series C Preferred) plus the number of such Additional Shares of Common Stock so issued.

            iv. Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

               (1) Cash and Property: Such consideration shall:

                  (a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                  (b) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors irrespective of any accounting treatment; and

                  (c) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as determined in good faith by the Board of Directors.

               (2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(ii), relating to Options and Convertible Securities, shall be determined by dividing

                  (x) the total amount, if any, received or receivable by the Corporation at consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                  (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

      e. Adjustment of Conversion Price.

            i. Adjustments for Stock Dividends, Subdivisions, Combinations or Consolidation of Common stock. In the event the outstanding shares of Common Stock at any time or from time to time after the Filing Date shall be subdivided (by stock split, or otherwise), into a greater number of shares of Common Stock, or the Corporation shall declare or pay any dividend on the Common Stock payable in Common Stock, the Conversion Price for each Series then in effect shall, concurrently with the effectiveness of such subdivision or stock dividend, be proportionately decreased based on the ratio of (i) the number of shares of Common Stock outstanding immediately prior to such subdivision or stock dividend to (ii) the number of shares of Common Stock outstanding immediately after such subdivision or stock dividend. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price for each Series then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased on the same basis as set forth above.

            ii. Adjustments for Other Distributions. In the event the Corporation at any time or from time to time after the Filing Date makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 4, then and in each such event a provision shall be made so that the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred.

           iii. Adjustments for Reclassification, Exchange and Substitution. If, at any time or from time to time after the Filing Date, the Common Stock issuable upon conversion of shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred immediately before that change.

      f. No Impairment. Except as provided in Section 5, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred against impairment, including setting aside and reserving for future issuance upon conversion of the outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred the number of shares of Common Stock issuable upon such conversion. This provision shall not restrict the Corporation from amending its Certificate of Incorporation in accordance with the General Corporation Law of the State of Delaware.

      g. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price for the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price in effect at the time for such series, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred.

      h. Notices of Record Date. In the event that the Corporation shall propose at any time:

            i. to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock, or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

           ii. to offer for subscription pro rata to the holders of any class or Series of its stock any additional shares of stock of any class or Series or any other similar rights;

          iii. to effect any reclassification or recapitalization of its Common Stock outstanding which results in a change in the Common Stock; or

           iv. to liquidate, dissolve or wind up the Company, including a Company Sale; then, in connection with each such event, the Corporation shall send to the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred;

               (1) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote on the matters referred to in (iii) and (iv) above; and

               (2) in the case of the matters referred to in (iii) and (iv) above, at least 20 days' prior written notice of the date when the same shall take place and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier.

      Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred at the address for each such holder as shown on the books of the Corporation.

5. Covenants. In addition to any other rights provided by law, so long as any shares of Series A Preferred, Series B Preferred and/or Series C Preferred shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the Required Holders;

      a. amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation, as amended or Bylaws if such action would alter or change the preferences, rights, or privileges of the Series A Preferred, Series B Preferred or Series C Preferred;

      b. increase or decrease the authorized number of shares of Common Stock or Preferred Stock;

      c. authorize or issue any other class or Series of stock having rights or preferences on a parity with or superior to the Series A Preferred, Series B Preferred or Series C Preferred, including, without limitation, the granting of more favorable antidilution provisions;

      d. liquidate, dissolve or wind up the Company, including a Company Sale;

      e. Declare or pay any dividend on any shares of Common Stock or Preferred Stock;

      f. redeem, repurchase or make other distributions with respect to Common Stock (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation); or

      g. enter into or permit any transaction or series of related transactions during a twelve month period in which in excess of twenty-five percent (25%) of the Company's outstanding voting securities are transferred or otherwise acquired.

      SIXTH. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation, but the stockholders may make additional by-laws and may alter or repeal any by-law whether adopted by them or otherwise.

      SEVENTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

      EIGHTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such, exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. Any repeal or modification of this Article EIGHTH shall not adversely affect any right or protection of a director of the

Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

      NINTH. The Corporation is to have perpetual existence.

      TENTH. A meeting of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

      ELEVENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

      TWELFTH. The aforementioned Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed under the seal of the Corporation this 26th day of August, 2002.

                                        STENTOR, INC.

                                        /s/ Oran Muduroglu
                                        ---------------------
                                        Oran Muduroglu
                                        Chief Executive Officer and President